Exhibit 99.1

128 Sidney Street, Cambridge MA 02139-4239                                                          TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Clinical and Preclinical Findings with TAP Compounds to be Presented at the AACR-NCI-EORTC
International Conference on Molecular Targets and Cancer Therapeutics

CAMBRIDGE, MA November 14, 2005 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced that ten poster presentations featuring clinical or preclinical findings with the Company’s Tumor-Activated Prodrug (TAP) technology are to be made at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics taking place this week in Philadelphia, PA. In addition to the four posters described below that will be presented by ImmunoGen researchers, another six will be presented by researchers at companies that have licensed certain rights to use ImmunoGen’s TAP technology.

Phase I Trial of BB-10901 (huN901-DM1) Given Daily by IV Infusion for Three Consecutive Days Every Three Weeks in Patients with SCLC and other CD56-Positive Solid Tumors. (Abstract #B97)

This poster presentation will feature clinical findings with ImmunoGen’s huN901-DM1 product candidate in this ongoing Phase I trial. Study patients have relapsed or refractory small-cell lung cancer (SCLC) or other CD56-expressing solid tumors. As noted in the poster abstract (www.aacr.org), dosage has been escalated from 4 mg/m2/day to 48 mg/m2/day, given daily for three consecutive days in a 21-day cycle. The maximum tolerated dose for the compound has not yet been established.

Evidence of clinical activity was reported and includes a complete remission (CR) lasting at least 15 weeks in a patient with relapsed metastatic CD56-expressing Merkel cell carcinoma. Stable disease also has been reported in a number of patients.

This poster will be presented on Wednesday, November 16, 2005, starting at 12:30 pm. Additional details will be provided at that time.

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ImmunoGen Announces Posters at AACR-NCI-EORTC Conference

HuN901-DM1 is wholly-owned by ImmunoGen. The compound is designed to target and kill CD56-expressing cancer cells and is in clinical testing for the treatment of SCLC, other CD56-positive solid tumors, and multiple myeloma. The data being reported at the AACR-NCI-EORTC conference this week are from a clinical trial established and managed by Vernalis plc, which formerly had certain marketing rights to huN901-DM1.

Additive and Synergistic Effects of Combination Treatment with huN901-DM1 (BB-10901) and Chemotherapeutic Agents in Small Cell Lung Cancer Xenograft Tumor Models. (Abstract #A58)

This poster presentation will report preclinical findings on the activity of huN901-DM1 against human SCLC when used in combination with currently available treatments for SCLC. The treatments tested were cisplatin plus VP16, topotecan, and two taxanes (paclitaxel and docetaxel). As noted in the abstract, it was found that administration of huN901-DM1 in combination with any of these treatments markedly enhanced the anticancer activity achieved - without significant additional toxicity - compared with the effect of the available treatment alone.

Pharmacokinetics and Biodistribution in Mice of huC242-DM4, an Antibody-Maytansinoid Conjugate that Targets CanAg-Positive Tumors. (Abstract #A69)

This poster presentation will feature findings with ImmunoGen’s huC242-DM4 product candidate in pharmacokinetic and biodistribution studies conducted in mice. The findings demonstrate that the antibody-drug linkage of huC242-DM4 is stable while the compound is circulating in the bloodstream. Additionally, it was found that huC242-DM4 successfully accumulates at the tumor site and that drug levels in the tumor remain higher than levels in the blood for an extended period of time.

HuC242-DM4 is in Phase I clinical testing for the treatment of cancers that express CanAg, which include colorectal, pancreatic, and other gastrointestinal cancers as well as many non-small cell lung cancers. HuC242-DM4 is wholly-owned by ImmunoGen.

Mechanisms of Anti-Cancer Activities of Antibody-Drug Conjugates: Targeted Killing and Target Cell-Activated Killing of Proximal Cells. (Abstract #A71)

This poster will present results from studies examining the impact of alterations in the design of a TAP compound on its ability to kill not only cancer cells expressing its target antigen, but also neighboring antigen-negative cancer cells. This feature is felt to be particularly desirable in TAP compounds created for the treatment of cancers that have irregular expression of the target antigen.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901- DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and MLN2704 and

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ImmunoGen Announces Posters at AACR-NCI-EORTC Conference

AVE9633, which are in development by Millennium Pharmaceuticals, Inc. and the sanofi- aventis Group, respectively. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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